EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statements on Form S-8 Nos. 33-23055, 33-33791, 33-64115, 333-11885, 333-16091, 333-118235, 333-147594, 333-161129, 333-161215, 333-170821, 333-199830, 333-214780, 333-218179, 333-229619, 333-250960 and 333-250961 of Becton, Dickinson and Company; and
(2) Registration Statement on Form S-3 No. 333-255829 of Becton, Dickinson and Company and Becton Dickinson Euro Finance S.à r.l.;

of our reports dated November 22, 2022, with respect to the consolidated financial statements of Becton, Dickinson and Company and the effectiveness of internal control over financial reporting of Becton, Dickinson and Company included in this Annual Report (Form 10-K) of Becton, Dickinson and Company for the year ended September 30, 2022.

/s/ ERNST & YOUNG LLP
New York, New York
November 22, 2022